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                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 25, 1999

                                   LASON, INC.

DELAWARE                                0-21407                 38-3214743
----------------------------          ------------        ----------------------
(State or other jurisdiction          (Commission            (I.R.S. Employer
of incorporation)                     File Number)        Identification Number)

1305 STEPHENSON HIGHWAY
TROY, MICHIGAN                                                    48083
----------------------------------                        ----------------------
(Address of Principal                                           (Zip Code)
Executive Offices)

                                 (248) 597-5800
                           ---------------------------
              (Registrant's Telephone Number, Including Area Code)






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ITEM 5.  OTHER EVENTS

     On March 25, 1999, Lason, Inc. (the "COMPANY") announced (see attached press release) that it had reached agreement on terms for the merger with M-R Group plc ("M-R"), to be effected by means of a Scheme of Arrangement to be proposed by M-R under Section 425 of the Companies Act 1985 under the laws of the United Kingdom. M-R's Board of Directors recommends the merger to its shareholders. The combination is expected to be treated as a pooling of interests for US accounting purposes.

     As consideration under the Scheme, M-R shareholders will receive 4.877 new shares of Company Common Stock for every 100 M-R Shares held. The new Company Common Stock will rank pari passu with existing Company Common Stock. Based on the NASDAQ closing price of $53.88 per share of Company Common Stock on March 24, 1999, the transaction values the entire share capital of M-R at approximately $145 million (assuming the exercise of all outstanding options under the M-R share option schemes).

     The Scheme is conditional, inter alia, on the consent of M-R shareholders and the approval of a United Kingdom court. It is currently expected that the M-R shareholders' meeting will be held on May 21, 1999 and that the Scheme will become effective on June 23, 1999.

     Immediately following completion of the acquisition, assuming the exercise of all outstanding options to purchase M-R shares, former holders of M-R shares will hold approximately 14.8% of the then outstanding shares of the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     99.1 March 25, 1999 press release

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:   March 25, 1999                         LASON, INC.



                                       By: /s/ William J. Rauwerdink
                                          --------------------------------------
                                                William J. Rauwerdink
                                                Its:  Executive Vice President




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                                  EXHIBIT INDEX

Exhibit:                            Description:
--------                            ------------

99.1                        March 25, 1999 press release